Exhibit 10.2
First Amendment of
Amended and Restated Employment Agreement
     WHEREAS, Ted R. Antenucci (the “Executive”) and ProLogis, a Maryland real estate investment trust (the “Company”), are parties to that certain Amended and Restated Employment Agreement dated May 26, 2006 (the “Employment Agreement”); and
     WHEREAS, the Executive and the Company desire to amend the Employment Agreement;
     NOW, THEREFORE, the Employment Agreement is hereby amended effective as of September 19, 2007 (the “Amendment Date”) in the following particulars:
     1. Section 1 of the Employment Agreement is hereby amended to read as follows:
     “1. Term. Subject to the terms and conditions of this Agreement, the Company hereby agrees to employ the Executive as its President and Chief Investment Officer for the Agreement Term (as defined below), and the Employee hereby agrees to remain in the employ of the Company and to provide services during the Agreement Term in accordance with this Agreement. The ‘Agreement Term’ shall be the period beginning on May 26, 2006 and ending on December 31, 2012. Thereafter, the Agreement Term will be automatically extended for 12-month periods, unless one party to this Agreement provides notice of non-renewal to the other at least three months before the last day of the then current Agreement Term.”
     2. Section 3(c) of the Employment Agreement is hereby amended to read as follows:
“(c)	As of the Effective Date, the Executive was granted 150,000 restricted share units (‘RSUs’) under the Company’s 2006 Long-Term Incentive Plan (the ‘LTIP’). Such RSUs shall vest on December 31, 2010 provided that the Executive’s Date of Termination has not occurred prior to that date. As of the Amendment Date the Executive shall be granted an additional 100,000 RSUs under the LTIP. Such RSUs shall vest on December 31, 2012 provided that the Executive’s Date of Termination has not occurred prior to that date. The RSUs granted pursuant to this section 3(c) shall be subject to such other terms and conditions as determined by the Management Development and Compensation Committee of the Board (the ‘Committee’) in accordance with the LTIP.”

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the effective date set forth above.

Ted R. Antenucci

/s/ Ted R. Antenucci

ProLogis

By:	/s/ Jeffrey H. Schwartz

Its:	Chief Executive Officer

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